Exhibit 10.1

Beglaubigte Abschrift

Document register number 4440/2006

Agreement

concerning the sale and assignment

of shares in a GmbH (limited liability company)

and Shareholders’ Meeting

Today, this July, twenty-fifths two thousand six,

– 25.07.2006 –

appeared before me, Dr. David Konig, Assistant Notary, officially appointed representative of

Dr. Bernhard Schaub,

Notary public in Munich, in the offices in 80331 Munich, Tal 12:

1.	Mr. Hans Kreutzfeldt, born on January 30, 1942, resident at Am Hasenkamp 33, 22457 Hamburg,

according to his own statement acting

a)	for himself and

b)	as authorized representative exempted from the restrictions of Section 181 German Civil Code for

Mr. Simon Kreutzfeldt, born on October 7, 1974, resident at Spanische Furt 21, 22459 Hamburg.

The written power of attorney is enclosed.

c)	as managing director with sole power of representation and exempted from the restrictions of Sec. 181 German Civil Code of

Kreutzfeldt Electronic Publishing GmbH with its registered office in Hamburg, registered under HRB 93593 at the local court of Hamburg, business address: Behringstraße 2, 22765 Hamburg.

2.	Ms. Nina Kreutzfeldt, born on December 5, 1971, resident at Stresemannstraße 332, 22761 Hamburg,

- the parties under 1.a), 1b) and 2. hereinafter “Sellers 1 to 3” and jointly “Sellers”.

3.	Dr. Christoph Wallner, born on February 05th, 1969, business address: Schackstreße 2, 80538 Munich,

according to his own statement not acting for himself but as authorized representative being exempt from the restrictions of Section 181 German Civil Code for

Franklin Electronic Publishers, Inc., a company established and existing under the laws of Pennsylvania (USA), with its principal place of business in One Franklin Plaza, Burlington, NJ 08016-4907 (USA).

- hereinafter referred to as “Purchaser”

A copy of the power of attorney is enclosed.

The persons appeared established their identity by presenting their official certified photo identification.

I, the notary public asked about any prior involvement within the meaning of Section 3 paragraph 1 No. 7 of the Notarization Act (BeurkG). The person appeared answered in the negative.

The persons appearing requested that their declarations be recorded in the English language. The Notary has a good command of the English language. At his request, the persons appearing herein confirm for the record that they have a good command of the

English language sufficient to follow and fully comprehend the recorded text, a statement which coincides with the Notary’s impression gained by conversing with them in that language. The persons appearing waived their right to have a sworn interpreter present and/or to have written certified German translation of the text presented to them.

A German version of this deed is enclosed for information purposes only. The English text prevails. The German text is not part of the deed.

The person appeared requested the recording of the following:

I. Share Sale and Transfer Agreement

Preamble

(A)	The Sellers are the sole shareholders of Kreutzfeldt Electronic Publishing GmbH, a limited liability company incorporated under the laws of Germany, registered in the commercial register of the local court (Arnstgericht) of Hamburg under HRB 93593 (the “Company”). On July 20 the Seller Hans Kreutzfeldt has purchased the shares of the Company so far held by eBoD GmbH with notarial deed, URNr. 320/2006 MS, notary Jurgen Muller-Schonemann, Norderstedt. The total registered share capital (Stammkapital) of the Company amounts to EUR 33,500.

(B)	The Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers all shares in the Company.

(C)	The Parties have agreed a reference deed, notarial deed Nr. 4425/2006, of the Notary public Dr. Bernhard Schaub, Munich. It is referred to the reference deed. The reference deed has been on hand while notarization. The content of the reference deed is known by the parties. The parties have waived their right to have it read out aloud by the Notary and attaching it to this deed. As far as in todays deed it is referred to Annexes, the Annexes are attached to the Reference deed, if not otherwise stated in today’s deed.

NOW, THEREFORE, the Parties agree as follows:

1.	Object of Sale and Transfer

The Sellers hold the following shares in the Company:

No.	Shareholder	Percent of total nominal share capital (rounded)	Share(s) in the nominal amount of EUR
1	Hans Kreutzfeldt	62,68%	21,000
2	Nina Kreutzfeldt	18,66%	6,250
3	Simon Kreutzfeldt	18,66%	6,250

TOTAL		100.00	33,500

The shares set out in the table above are hereinafter individually referred to as a “Sold Share” and collectively referred to as the “Sold Shares”.

2.	Sale and Assignment of Sold Shares / Closing

2.1	Each Seller hereby sells its respective Sold Share(s) to the Purchaser, and the Purchaser hereby purchases the Sold Share(s) from the respective Seller.

2.2	With effect as of [the date of this Agreement] (the “Closing Date”) each Seller hereby assigns (tritt ab) its respective Sold Share(s) to the Purchaser, and the Purchaser hereby accepts such assignments.

2.3	The Sold Shares are sold and transferred to the Purchaser with all rights and obligations pertaining thereto, including all rights to undistributed profits for previous business years and for the current business year.

2.4	Notifications pursuant to Section § 16 paragraph 1 of the Law Concerning Limited Liability Companies (GmbHG) shall be deemed effected.

2.5	Each Seller waives any option right they have, especially the rights described in section 10 of the articles of the company

2.6	In the shareholders’ resolution in Annex 1, all of the shareholders agreed to selling their shares.

3.	Purchase Price / Payment

3.1	The purchase price for the Sold Shares (the “Share Purchase Price”) is partially fixed and partially flexible. The fixed part of the Share Purchase Price shall be EUR 500,000 (Euro [five hundred thousand]) which shall be allocated among the Sellers as set out in Annex 2. The flexible part of the Share Purchase Price has been set out and agreed in an earn out agreement (the “Earn Out Agreement”) dated July 25th 2006 attached hereto in Annex 3 and will be limited to a maximum amount of EUR 1,550,000. This part only becomes due if the sellers (all of them) duly fulfill their duties as managers of the company during the earn out period which will be 10 years beginning with the calendar year 2007 ending at December 31, 2017.

3.2	In addition to the fixed part of the share price the purchaser pays a clearable and repayable advance of the flexible part of EUR 125,000. Clearing and repayment terms will be as defined in the Earn Out Agreement.

3.3	All payments according to section 3 are due and payable under the condition precedent that the sellers have signed the employment contracts set out in Annex 4.

3.4	The Purchaser shall only pay the fixed part of the Share Purchase Price to the Sellers on the Closing Date. The variable part is to be paid as set out in the Earn Out Agreement.

3.5	75% of the total Share Purchase Price shall be paid in cash. The remaining 25% of the Share Purchase Price shall be paid in shares of the Purchaser and shall be allocated among the Sellers as set out in the aforesaid Annex 2.

3.6	The amount payable in cash due and payable in Euro without deductions on the Closing Date by wire transfer of immediately available funds into the following accounts of the Sellers:

Seller	Bank account
Hans Kreutzfeldt	Bank account no. (IBAN): DE16 7015 0000 0050 1967 99 Bank: Stadtsparkasse München BIC-/SWIFT-Code: SSKMDEMM

Nina Kreutzfeldt	Bank account no. (IBAN): DE38 50010517 0461916130 Bank: ING-DiBa BIC-/SWIFT-Code: INGDDEFF

Simon Kreutzfeldt	Bank account no. (IBAN): DE47 30060601 0004947088 Bank: Deutsche Apotheker- und Ärztebank BIC-/SWIFT-Code: DAAEDEDD

3.7	The split of the purchase price into a cash and a share component will be as follows:

a)	EUR 500.000,00 as fixed purchase price will be paid in cash

b)	Up to EUR 200,000 as advance of the flexible part will be paid in cash; thereof EUR 75,000 under the condition that Franklin Inc realizes in 2007 and 2008 savings as defined in the Earn Out Agreement.

c)	Earn out payments as regulated in the Earn Out Agreement.

The number of shares to be delivered to the seller equals the amount of each respective payment obligation divided by the stock market (American Stock Exchange, AMEX) closing price of each share at the date the respective payment becomes due. The share price corresponds to the price according to the official notation at the due date.

3.8	The sellers acknowledge and understand that the shares of Franklin common stock they may receive pursuant to this agreement will be “restricted securities” under U.S. federal securities laws, and may not be sold, transferred or otherwise disposed of without registration under the U.S. Securities Act of 1933 or an exemption from the registration provisions of such Act. Sellers represent to Franklin that the shares of Franklin common stock which may be issued to them will be acquired for their own accounts, for investment purposes only, and not with a view to distribution, and sellers understand and agree that upon issuance the shares will bear the following legend:

“These shares have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or otherwise disposed of in the absence of a registration statement in effect with respect to such securities or an opinion of counsel to the company to the effect that registration is not necessary in the circumstances.”

4.	Warranties of the Sellers

The Sellers hereby assure the Purchaser in the form of an independent guarantee undertaking (selbständiges Garantieversprechen) that as of the Closing Date the following statements and warranties pertaining to the Company’s legal, economic and de facto situation, (und zwar) in relation to the shares sold and transferred by the Sellers pursuant to subclause 2 hereof are complete and accurate.

4.1.1	Situation under company law

4.1.1.1	The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) duly formed in accordance with German law which exists with due effect and is unconditionally entitled to carry on the business currently conducted by itself.

4.1.1.2	The Memorandum and Articles of Association dated January 15th 2005, the extract from the Register of Companies dated May 2nd 2005 attached as Annex 5 hereto, accurately reflect the present legal status. There are no entries outstanding in the Register of Companies.

4.1.1.3	The present share capital amounting to EUR 33,500 is fully paid up and no disclosed or hidden repayments have been made. There are no agreements or arrangements of any character or nature whatever under which the Company is or may be obligated to issue, sell, repurchase, redeem or retire any of its capital stock or other equity securities.

4.1.1.4	Each Seller has valid legal title to its respective Sold Share(s). The Sold Shares are duly authorized, validly issued and are fully paid. They are non-assessable (i.e. there is no shareholder obligation to make an additional capital contribution). No repayment of capital contributions (Rückgewähr von Einlagen) has been effected. The Sold Shares are not pledged or otherwise encumbered with rights of third parties. No third parties (other than the Sellers) are entitled to exercise pre-emptive rights, rights of first refusal, options, claw back options or other rights to purchase or acquire the Sold Shares. Each Seller hereby waives with respect to all other Sold Shares any pre-emptive rights, rights of first refusal, options, claw back options or other rights to purchase or acquire the Sold Shares it may have under the Articles of Association of the Company or otherwise.

4.1.1.5	Annex 6 hereto contains a full and accurate list of all directors, authorized signatories (Prokuristen), general representatives (Handlungsbevollmächtigte), as well as any and all commercial powers or other powers of attorney issued by the Company.

4.1.1.6	All resolutions passed at shareholders’ meetings up until the date hereof have been passed and recorded with due effect in accordance with the provisions of the German Limited Liability Company Act (GmbHG).

4.1.1.7	Annex 7 hereto contains a full and accurate list of all silent partnerships (stille Beteiligungen), loans with profit participation (partiarische Darlehen) and other obligations involving participation in the Company’s profits or losses stating the party to the contract, the remuneration, the termination rights, the term of the contract and other material conditions thereof. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.1.8	Other than the existing Memorandum and Articles of the Company there are, save for the agreements listed accurately and in full in Annex 8 hereto, no current agreements, resolutions or undertakings of any kind whatsoever governing relations between the Company and its shareholders, or the Company’s situation under company law, or composition of the Company’s boards, nor are there any obligations to enter into such agreements, resolutions or undertakings.

4.1.1.9	Save for the participations and equity securities listed accurately and in full in Annex 9 hereto, the Company neither holds interests or equity securities in other companies nor maintains any branches, representative offices, other business operations or permanent establishments. The Company has not agreed nor is obligated to make, nor is bound by any contract under which it may become obligated to make, any future investment in or capital contribution to any other company or person. The Company is not involved in any work groups, combines, joint ventures or other organizations.

4.1.1.10	The Company is entitled to trade under its name.

4.1.2	Shares to be sold and transferred

The shares sold and transferred under the present Agreement by the Sellers pursuant to Clause 1 and 2 hereof are exempt from any and all third-party rights. In particular, no third-party claims are outstanding which require such rights to be granted or the aforesaid shares to be transferred, nor do any indirect third-party holdings or preferential (Vorerwerbsrechte), pre-emptive (Vorkaufsrechte), option, beneficial property (Nießbrauchsrechte) or similar third-party rights exist. The shares which are the object of this Agreement are in particular exempt from third-party liens and from any and all fiduciary or similar relations. Each of the Sellers represents and warrants to the Purchaser that it has the right, the capacity and all the requisite authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Save for permits, authorizations, consents or approvals listed accurately and in full in Annex 10, no filing or registration with, or permit, authorization, consent or approval of, or notification to, any governmental authority or third party is required by any Seller or the Company in connection with the execution, delivery and performance by the Sellers or the consummation of the transactions contemplated hereby.

4.1.3	Financial situation of the Company

4.1.3.1	The Company is neither over indebted (überschuldet) nor insolvent (zahlungsunfähig) as defined under the German Insolvency Act, nor is it threatened with insolvency. No petition for insolvency proceedings has been filed.

4.1.3.2	The annual financial statements (Jahresabschlüsse) for the years ended 2002, 2003, 2004 and 2005 attached as Annex 11 as well as the interim financial statements as per 31 May, 2006 hereto have been prepared in accordance with the relevant statutory requirements and generally accepted German accounting principles, complying with the principles of consistent accounting and valuation. The financial statements present a true and fair view of the assets, the financial position and earnings of the Company at the relevant closing date. In each case, the financial statements continue to be based on the methods of valuation and depreciation applied in previous years, adequate adjustments or provisions having been made for all anticipated liabilities, risks and ventures. There are no claims and/or liabilities of any kind (whether known or unknown, matured or unmatured, fixed or contingent) outstanding against the Company (including tax claims) which, subject to the statutory requirements relating to accounting and the preparation of balance sheets, should have been, but are not in fact stated in the financial statements.

4.1.3.3	As of the May 31th, the Company’s equity (Eigenkapital) amounts to no less than EUR 1.

4.1.3.4	The accounts receivable (Forderungen) shown in the financial statements for the year ended 2005 have retained their full value and may be collected within three months of the payment date agreed in each case, unless payment has already been made.

4.1.3.5	Between January 1, 2006 and the Closing Date, no payments or distributions have been made by the Company to shareholders, to persons closely related to the latter as defined under Sec. 15 of the German Fiscal Code (AO), or to companies associated with the shareholders as defined under Sec. 15 AktG. No resolutions relating to profit distributions have been passed. Nor are there any other outstanding liabilities or obligations (except for those listed in the financial statement for the year 2005; it is agreed, that the liabilities against eBoD GmbH have to be solved be the Sellers without any (financial) obligations for the Company (will never be fullfilled by the Company in the future); the same applies to any liabilities against any other shareholder listed in the financial statement for the year 2005.) of the Company to the Company´s shareholders or to persons closely related to or companies associated with the latter. Since January 1st 2006 the Company has conducted its business only in the ordinary course of business consistent with past practices.

4.1.3.6	No hidden profit distributions have been made by the Company or have otherwise taken place. There are no hidden formations based on non-cash contributions (verdeckte Sachgründungen), nor any contributions in kind (Sacheinlagen).

4.1.3.7	Annex 12 hereto provides an accurate overview of the cash assets held by the Company on the Closing Date.

4.1.3.8	The Company does not own any real estate.

4.1.3.9	Save for the usual reservations of title (Eigentumsvorbehalte) accruing in the ordinary course of business (including extended reservations of title), the transfer and assignment of collaterals (Sicherungsübereignungen und- abtretungen), as well as landlord’s liens (Vermieterpfandrechte), the Company enjoys unrestricted and unencumbered ownership and possession of the fixed and current assets shown in the financial statements for the year ended December 31st 2005 insofar as such assets have not been disposed of or used in the ordinary course of business since such date, and therefore owns and possesses the assets necessary to conduct its business operations and may freely dispose of the same. These assets are duly maintained and in good and serviceable condition. In terms of quantity and quality, the current assets are useable and marketable at the prevailing market conditions in the ordinary course of business.

4.1.3.10	Barring normal business operations, no material changes having an adverse influence on the assets, market position, financial situation or profitability of the Company have occurred in the business or financial situation of the Company since 31 May 2006. Since 31 May 2006 the Company’s business activities have been conducted solely within the scope of ordinary business operations and essentially in the same manner as previously. Since such date, no measures have been taken by the Company, nor any obligations entered into beyond the ordinary course of business.

4.1.3.11	The Company has neither traded in futures or options involving goods, securities or financial products (e.g. indices, units of account etc.), nor concluded any foreign-currency transactions or interest-rate futures contracts.

4.1.3.12	Annex 13 hereto contains a full and accurate list of all loan, credit and similar agreements between the Company of the one part and third parties of the other part, stating amounts extended, the status of receivables and/or liabilities, rates of interest, the relevant contract term and other material conditions thereof. The contractual obligations of each and every party to such agreements are legally effective and exempt from objections (einredefrei). Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.4	Taxes, social security contributions

4.1.4.1.1	Annex 14 contains a complete and accurate list of any and all tax returns (Steuererklärungen) and any and all tax assessments (Steuerbescheiden) for the years 2002, 2003, 2004 and 2005 especially concerning corporate income tax, VAT, trade tax, payroll tax, social security payments for the GmbH as well as for the former GmbH Co. KG including the former complementary GmbH. The Company has filed all the required tax returns and advance returns by the due date, the content of such tax returns and advance returns being correct, and the Company has either effected timely payment of all taxes ( shall mean corporate income tax, trade tax, solidarity surcharge, income tax including church tax, social contributions including health-, nursing care-, pension- and unemployment insurance, contribution for the handicapped, customer duty and fees, investment subsidy, interest on Tax payments, fees and delays regarding the payment of Taxes and all other financial contributions to the public community that are no consideration), penalties for overdue payment, interest and other additional payments, social security contributions and other public dues owed by itself or for which it is liable, or has made adequate provision for such payments. There are no liens for taxes upon any of the properties or assets of the Company. No governmental authority in any jurisdiction in which the Company conducts its business and does not file tax returns has asserted that the Company is, or may be, subject to tax in that jurisdiction. Neither the Sellers nor the Company have given or been requested to give waivers or extensions of any statute of limitations relating to the payment of taxes of the Company or for which the Company may be liable.

4.1.4.2	At December 31th 2005, the loss carried forward (Verlustvortrag) for trade-tax (Gewerbesteuer) and corporation-tax (Körperschaftsteuer) purposes amounts to no less than EUR 91.033,90.

4.1.4.3	The Company is not obliged to repay any investment grants, state subsidies or government aid. Nor shall any such obligation arise as a result of concluding the present Agreement.

4.1.4.4	Save for special audits (Sonderprüfungen) listed accurately and in full in Annex 15 hereto, no special audits have been carried out since the Company was formed.

4.1.4.5	The Company is not involved in any litigation with tax authorities or other authorities which could affect the Company´s tax liabilities or repayment obligations, nor are there any indications that such litigation is imminent. Moreover, there are no indications that the tax authorities or other authorities are conducting or intend to conduct preliminary investigations (Ermittlungsverfahren) into the Company’s tax affairs.

4.1.4.6	The execution and delivery of this Agreement and the consummation of any of the transactions contemplated hereby do not and will not, directly or indirectly cause the Purchaser or the Company to become subject to, or to become liable for the payment of any taxes in Germany.

4.1.5	Employees

4.1.5.1	At the Closing Date, the Company has a total of 14 employees, including trainees, freelance staff and employees participating in transitional early retirement (Altersteilzeit) schemes. Annex 16 hereto contains a full and accurate list of all employees and freelance staff, stating their first and surname, position, date of birth, actual starting date or, if appropriate, the starting date which has been or is to be acknowledged, in the case of employees enjoying special protection against dismissal (Sonderkündigungsschutz), the legal basis thereof and in the case of special protection against dismissal for a limited period (befristeter Sonderkündigungsschutz), the estimated expiry date of such special protection, normal gross annual salary, kind and amount of any variable remuneration, as well as other monetary benefits. No extraordinary commitments have been entered into in the case of such employees. The Company does not employ any notionally self-employed staff (Scheinselbständige).

4.1.5.2	The Company has not entered into any collective wage agreements (Tarifverträge), works agreements (Betriebsvereinbarungen), general undertakings (Gesamtzusagen) or other agreements under collective labor law or agreed any business practices (betriebliche Übungen).

4.1.5.3	No pension commitments (Pensionszusagen) and other maintenance undertakings have been agreed by the Company. There are no profit-sharing schemes for employees. Neither options have been issued to employees or board members nor options have been converted into shares and no employee or board member is entitled to request the issuance of options or the conversion of such options into shares by the Company.

4.1.5.4	There are no health, welfare, insurance and other benefits plans and programs for employees

4.1.5.5	The Company has no works council.

4.1.5.6	The Company has conducted and continues to conduct its business in accordance with all statutory and contractual provisions pertaining to its employees, irrespective of whether such provisions originate from contracts of employment or legal requirements. This includes in particular, but is not limited to, employee remuneration, as well as health and safety.

4.1.5.7	No employer obligations relating to periods following termination of a contract of employment are pending vis-à-vis former Company employees.

4.1.5.8	No litigation or arbitration proceedings are pending in the case of (former) Company employees, nor is there any indication that such proceedings are imminent.

4.1.5.9	Annex 17 hereto contains a full and accurate list of all claims for compensation, whether already paid or still owing, submitted by employees in accordance with the German Employee Invention Act (Arbeitnehmererfindungsgesetz), including a brief description of the relevant invention. As of the Closing Date, there are no facts or circumstances which could justify further claims of this kind against the Company. Inventions made by employees are subject to agreements made between the Company and its employees which comply with the requirements of the German Employee Invention Act and ensure full assignment to the Company of rights to and rights arising out of such inventions. The Company has always laid claim in writing to employee inventions required for or of benefit to business operations in compliance with the statutory regulations.

4.1.5.10	No Seller and, to the best knowledge of the sellers, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person, that in any way adversely affects the performance of his or her duties as an employee or director of the Company or the ability of the Company to conduct its business except mentioned in Annex 17 /2.

4.1.5.11	There is no indication that a director, officer or other key employee of the Company intends to terminate his or her employment or relationship with the Company.

4.1.5.12	There is no labor strike (Streik), slowdown (Bummelstreik), work stoppage (Arbeitsniederlegung) or lockout (Aussperrung) in effect, and there is no indication that such labour controversies are threatening against the Company or otherwise affecting the business of the Company, and the Company has not experienced any such labor controversy since the establishment of the Company.

4.1.6	Industrial, intellectual and other property rights

4.1.6.1	The Company is the sole and absolute owner of the patents (including patents filed and rights to (employee) inventions), brand rights (Marken), utility (Gebrauchsmuster) and design patents (Geschmacksmuster), trademark rights (Warenzeichen) and other industrial property rights, as well as copyrights and domain rights (“Property Rights”) listed accurately and in full in Annex 18 hereto. No Property Rights beyond those specified in Annex 18 are necessary for or of benefit to the conduct of the Company’s business operations. In particular, patent, which are based on the German patent applications and which are to be reassigned to the inventor by the Company, are neither necessary for nor of benefit to the Company’s business operations.

4.1.6.2	Save for the facts and circumstances pursuant to subclause 1.7.4 hereof, all Property Rights are exempt from licenses, liens or similar third-party rights; save for the facts and circumstances pursuant to subclause 1.7.4 hereof, the Company is unrestricted in its sole and exclusive use of such Property Rights. No Property Rights have been challenged by any third party. There is no indication that Property Rights may be cancelled or declared null and void for any other reason. To the best knowledge of the sellers, the business operations of the Company do not infringe the property rights of any third parties. There are no indications that unauthorized use is being made by third parties, including former employees, of any intellectual property rights belonging to the Company.

4.1.6.3	The Company enjoys exclusive use of (verfügt exklusiv über) all know-how relating to the manufacture, processing and distribution of all its previous and present products and of all products and product improvements currently under preparation, and the Company is in possession of all existing documentation relating thereto. The Company has to record by the end of 2006 the aforesaid know-how in writing in such a way that previous and present products may be manufactured by third parties in possession of the necessary expertise, without having to resort to the individual know-how of Company employees which is not recorded in writing. As Annex 19 a short summary is enclosed.

4.1.6.4	No patents held by the Company, nor any rights accruing from patent applications, or rights to or arising out of inventions shall expire within 10 years of the Closing Date.

4.1.6.5	Neither the Company nor its business operations infringe prevailing competition law.

4.1.6.6	In the case of computer programs designed by third parties acting for the Company which do not fall under Sec. 69b of the German Copyright Act (UrhG), the Company has arranged to be granted in writing all exclusive rights with respect to such computer programs. In the case of all other works created by or for the Company which may be copyrighted, the Company has arranged to be granted in writing exclusive rights to use and exploit the same in any known way.

4.1.6.7	The company is not subject to any legal claims raised against the company nor are any of such claims expected.

4.1.7	Contracts/Legal relations

4.1.7.1	The Company has neither provided collaterals (Sicherheiten), nor issued sureties (Bürgschaften), guarantees (Garantieverpflichtungen), letters of comfort (Patronatserklärungen) or securities of any kind in favor of third parties, nor taken over any obligations vis-à-vis third parties which have in turn furnished sureties, guarantees or other securities of any kind for the Company.

4.1.7.2	Annex 20 hereto contains a full and accurate list of all distribution, agency, representation and similar agreements concluded by the Company, stating the party to the contract, the sales territory, remuneration, any exclusivity agreements, the term of the contract and other material conditions thereof. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.7.3	Annex 21 hereto contains a full and accurate list of all agreements entered into by the Company with manufacturers and/or subcontractors, stating the contracting party, the term of the contract, any exclusivity agreements, quality-control agreements and other material conditions thereof. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.7.4	Annex 22 hereto contains a complete and accurate list of the license agreements entered into by the Company in relation to its Property Rights or to other expertise or inventions, processes or other know-how owned by the Company, stating the contracting party, the relevant Property Right or Property Rights for which a license has been granted, any exclusivity agreements, remuneration, the term of the contract and other material conditions thereof. Annex 23 hereto contains a complete and accurate list of the license agreements entered into by the Company in relation to third-party licenses. The Company has been granted those adequate third-party licenses necessary to conduct its business operations. The contractual obligations of each party to the foregoing agreements are legally effective and enforceable. The Purchaser hereby acknowledges and accepts that according to §5 of the aforementioned

[Preamble, (A)], Purchase Agreement between the Sellers and eBoD GmbH, Hamburg (hereinafter referred to as “eBoD”) the licence agreements listed in Annex 24 have to be transferred from the Company to eBoD after this agreement has been finalized; a copy of §5 of the Purchase Agreement with eBoD is attached to this Agreement as Annex 25 and the Purchaser hereby confirms to fully comprehend the text of §5 which is in the German language. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.7.5	Annex 26 hereto contains a complete and accurate list of all leasing and rental agreements concluded by the Company, stating the contracting party, the object of rent or lease, the amount of the lease installments or rent, the term of the contract and other material conditions thereof. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations. Any and all repurchase obligations are completely and accurately listed in Annex 26 hereto.

4.1.7.6	Annex 27 hereto contains a complete and accurate list of all factoring and similar agreements entered into by the Company, stating the contracting party, the term of the contract and other material conditions thereof. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.7.7	The Sellers guarantee that neither the Company nor the sellers are in breach or in default of any confidentiality agreements concluded by the Company or themselves nor that any confidentiality agreement contains any provision that would prevent the Sellers or the Company to fulfill this contract or their ability to do so.

4.1.7.8	Annex 28 and 17/2 hereto contains a complete and accurate list of all agreements entered into by the Company which incorporate provisions restraining competition, including, but not limited to provisions which exclude or restrict the Company’s right to operate in certain branches or areas, stating the contracting party, scope and kind of the restrictions, the term of the contract and other material conditions thereof. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.7.9	Annex 29 hereto contains a complete and accurate list of all agreements in effect concluded by the Company, the value (claim or obligation) of which exceeds EUR 10,000 (Euros: ten thousand), stating the type of contract, the value, the term of the contract and other material provisions thereof, unless such agreements have already been accounted. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.7.10	Annex 30 hereto contains a complete and accurate list of the service and employment contracts in effect entered into by the Company (including directors, members of the Supervisory Board and freelance staff) which involve payment of a gross annual salary in excess of EUR 40,000 (Euros: forty thousand), stating the salary, any and all non-competition compensation (Karenzentschädigungen), other financial or monetary benefits and other material contractual conditions. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.7.11	Annex 31 hereto contains a complete and accurate list of current consultancy agreements concluded by the Company, unless included under subclause 1.7.10, stating the contracting party, the nature and extent of the consultancy services, remuneration, other financial or monetary benefits, the term of the contract and other material conditions thereof. The contractual obligations of each party to such agreements are legally effective and enforceable. Neither the Company nor the other parties to each of the agreements are in breach or in default of their contractual obligations.

4.1.7.12	The Company has not entered into any obligations accruing from warranties for bills of exchange (Wechselbürgschaften), or as drawer, drawee or endorser of bills of exchange (Wechsel), nor has it concluded any agreements involving futures or options.

4.1.7.13	Save for the contracts listed accurately and in full in Annex 32 there are no contracts or agreements which obligate or will obligate the Company to pay sales rebates or other retroactive discounts to customers, or end users of products of the Company, unless such agreements have already been accounted for under other warranties in this Agreement

4.1.7.14	Save for the amendments, supplements or modifications listed accurately and in full in Annex 33 there are no amendments, supplements or modifications (whether oral or written) in respect of any of the foregoing contracts mentioned in this subclause 1.7.

4.1.7.15	There are no renegotiations of or attempts to renegotiate any material amounts paid or payable to the Company under current or completed contracts.

4.1.7.16	Furthermore, the Company has not concluded any agreements which a responsible and diligent manager (ordentlicher und gewissenhafter Geschäftsleiter) would not have concluded, which are not conducive to the object of the Company and/or in individual cases fail to comply with arm’s length trading principles.

4.1.7.17	There are no indications that employees, customers, suppliers, lenders or other of the Company’s business partners intend to terminate or reduce their business relations or their contracts of employment with the Company following the sale of its shares pursuant to this Agreement.

4.1.8	Insurances

Annex 34 hereto contains a full and accurate list of the insurances taken out by the Company. The Company has fulfilled its entire obligations under such insurance policies. There are no unsettled claims outstanding.

4.1.9	Miscellaneous

4.1.9.1	The Company has fulfilled its delivery obligations to third parties at all times.

4.1.9.2	Save for the purchase orders listed accurately and in full in Annex 35, no purchase order of the Company does exist which will not be fulfilled prior to the Closing Date.

4.1.9.3	No broker, finder, agent or similar intermediary has acted on any Seller’s or the Company’s behalf in connection with this Agreement or any of the transactions contemplated hereby, and except for legal and accounting fees, there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any contract with any Seller or the Company or any action taken by any Seller or the Company.

4.1.9.4	The Company holds all permits and authorizations of an official nature required to conduct its business in Germany and in all countries in which the Company conducts its business at the Closing Date or intends to conduct its business. There are no known circumstances which could lead to any limitation or withdrawal of such permits or authorizations. The company infringes none of the terms or conditions of such permits and authorizations. Nor does the Company contravene any official regulations or third-party rights.

4.1.9.5	The Company’s products are not subject to any export restrictions.

4.1.9.6	The land and buildings made available for use by the Company show no evidence of contamination of soil, buildings or of ground water or air, or any other forms of environmental pollution. Nor does any such contamination of the soil, ground water or air, or any other kind of pollution emanate either from the land or from the plant made available for use by the Company. The Company’s business operations do not involve any unlawful contamination of the soil, ground water or air, or other environmental pollution which is the subject of a restraining order against the Company. The Company’s employees are adequately trained to comply with the statutory environmental regulations.

4.1.9.7	The Company is in compliance in all material respects with each law applicable to it or to the conduct of business or the ownership or use of any of its assets. No Seller nor the Company and to our best knowledge, neither any director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services in violation of any applicable law.

4.1.9.8	The Company is not a party to any litigation or any criminal, administrative or arbitration proceedings, nor are there any indications that such litigation or proceedings are imminent.

4.1.9.9	No circumstances are known to the Sellers which have or could have a material negative effect on the valuation of the business activities, the assets, the liabilities or any other affairs of the Company, save for any such circumstances expressly disclosed to the Purchaser under the present Agreement.

4.2	In the event that the warranties provided under subclause (1) hereof prove to be incorrect, the Purchaser shall be entitled to request the Sellers to ensure that at the Purchaser’s option the economic situation of either the Company or the Purchaser itself complies with the situation which would have applied if the warranty had been correct. Barring any warranties pursuant to Clause 4 which may prove to be incorrect, the Sellers shall be jointly and severally liable to the Purchaser. Sec. 442 German Civil Code (BGB) shall not apply.

4.3	In the case of claims to which the Purchaser is entitled on the grounds of an incorrect warranty the limitation period shall expire 5 years after closing of this contract. The period of limitation for claims on the grounds of incorrect or incomplete information on taxes including social security contributions and other public dues shall expire 5 years after closing of this contract or six months after the respective notice of tax assessment becomes final (bestandskäftiger Veranlagung), depending on what occurs laterReceipt by the Company of written notification from the Purchaser asserting claims pursuant to this Clause 4 or, at the option of the Purchaser, receipt of the same by the Sellers 1), 2) or 3) shall be deemed compliance with such limitation period.

4.4	The legal consequences stipulated in the preceding subclauses (1), (2) and (3) shall be final and, unless mandatory statutory provisions prevail, in particular Secs. 123 and 276 para. 3 BGB, such consequences shall apply in lieu of the statutory rights accruing to the Purchaser in the case of material or legal deficiencies relating to the object of purchase. In the case of warranties given under Clause 4 hereof, any and all additional liability on the part of the Sellers, as well as any and all divergent or further-reaching rights on the part of the Purchaser, including, but not limited to a right of rescission or withdrawal, shall be excluded in the event that such liability or such right is founded on a material or legal deficiency in the object of purchase.

4.5	Limitation of Liability

a)	Damage claims of the Purchaser pursuant to the preceding subclauses (1), (2), (3) and (4) cannot be made if their total value does not exceed EUR 5,000 (five thousand Euro). In case the value of the damage claims exceeds EUR 5,000 (five thousand Euro), the Purchaser has the right to claim the full amount of the claim(s).

b)	The Seller’s liability shall be limited to the total purchase price (including flexible part) in any case however minimum EUR 1,000,000 (one million EUR).

c)	The limitation of the Seller’s liability set forth in paragraph a) and b) above shall not apply to the liability for any claims of the Purchaser against the Sellers arising from fraudulent conduct (Sec. 123, Sec 476 BGB) or resulting from intentional tortuous conduct or willful violation of protected rights (Sec. 823 paragraph 2, Sec 826 BGB).

5.	Costs

All transfer taxes, fees, stamp duties and charges (including those incurred with any merger control or other governmental approvals and including notary fees) payable in connection with the execution and implementation of this Agreement shall be borne by the Purchaser. Each Party shall pay its own expenses, including the fees of its advisers, incurred in connection with this Agreement.

6.	Miscellaneous

6.1	This Agreement (including all Annexes attached hereto which shall form an integral part of this Agreement) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

6.2	Any amendments, supplements to or a termination of this Agreement shall be made in writing unless notarial form is required. This shall also apply to this written form clause.

6.3	No Party can assign any right or claim under this Agreement to a third party without the prior written consent of all other Parties.

6.4	The headings in this Agreement shall not affect the interpretation thereof. English terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

6.5	To the extent legally permissible, exclusive venue (auschließlicher Gerichtstand) for any dispute arising out of or in connection with this Agreement shall vest in the regional court (Landgericht) of Hamburg, Germany.

6.6	This Agreement shall be exclusively governed by, and construed in accordance with, the laws of Germany, excluding conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods of 11 April 1990.

6.7	Should individual provisions of this Agreement (or any agreements made between the Parties in relation thereto) be or become invalid or unenforceable in whole or in part, or should a gap in this Agreement (or any agreements made between the Parties in relation thereto) become evident, this shall not affect the validity of the remaining provisions. Instead of the invalid or unenforceable provision, or in order to fill in the gap, such appropriate regulation shall be deemed to be agreed which, to the extent legally permissible, comes closest to what the Parties intended or would have intended in view of the purpose of this Agreement (and the agreements made between the Parties in relation thereto) if they had considered this point at the time of conclusion of this Agreement. This shall also apply if the invalidity or unenforceability is based on the extent of performance or time stipulated. In such case, such extent of performance or time as is legally permissible and comes as close as possible to what had been intended shall replace the extent stipulated.

Shareholders´ Resolution ot the

Kreutzfeldt Electronic Publishing GmbH

The sole Shareholder, the Franklin Electronic Publishers, Inc. of the Kreutzfeldt Electronic Publishing GmbH residing in Hamburg, registered with the commercial register of the Local Court in Hamburg under HRB 93593, waives compliance with all regulations laid down in the memorandum and articles of association and all statutory regulations which max be waived regarding the due form and notice period for conducting the same and hereby hold a Plenary Shareholders Meeting and unanimously pass the following resolutions with all votes:

•	The shareholder accepts the transfer of the shares to Franklin Electronic Publishers, Inc. (section 9 of the articles).

•	No further resolutions are passed.

Copies

Of this deed receive certified copies:

•	the Parties

•	the responsible tax office

•	Peters, Schonberger & Partner GbR, Dr. Christoph Wallner, Schackstrasse 2, 80539 Munchen

•	Steuerburo Aupperie, Drinhausen 7, 51545 Waldbrol

•	the Company

Read out by the Assistant notary public, approved by the persons appeared and signed manu propria by the persons appeared and the Assistant notary public as follows:

Illegible Signature

Illegible Signature

Illegible Signature

Illegible Signature

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